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                                 NCO GROUP, INC.
                       Fourth Quarter 2001 Conference Call
                        February 13, 2002, 11:30 a.m. EST


Operator Good morning, ladies and gentlemen and thank you for standing by. Welcome to the NCO Group's fourth quarter conference call. At this time all participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session. If anyone requires assistance at any time during the conference, please press the star followed by the zero for an operator. As a reminder, this conference is being recorded, Wednesday, February 13th of 2002.

                           At this time I would now like turn the conference over to Nicole Engle with the FRB/Weber-Shandwick. Please go ahead, ma'am.

N. Engle Good morning and thank you for joining us today to discuss NCO Group's fourth quarter 2001 results. By now you should have all received a fax copy of the press release; however, if anyone is missing a copy and would like one, please contact our office at 212/445-8000 and we will fax a copy over to you and ensure that you are on NCO Group's distribution list.

                           There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, Pass Code 443469.

                           On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, and Stephen Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                           Before we begin, I would like to read a standard forward-looking statement disclaimer. Certain statements on this conference call including without limitation statements as to NCO's or management's outlook as to financial results in 2002, statements as to the effects of the events of September 11th and the economy on NCO's business, statements concerning projections of earnings per share, statements as to the effects of potential business opportunities, statements as to initiatives to improve margins, statements as to fluctuations and quarterly operating results, statements as to trends, statements as to the NCO's or management's beliefs, expectations or opinions, and all other statements on this call, other than historical facts, are forward-looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.




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                           In addition to these factors, certain other factors,
                           including without limitation, the risk that NCO will not be able to implement its five year strategy as and when planned, risks related to the past and possible future terrorist attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations and other risks detailed from time-to-time in NCO's filings with the Securities and Exchange Commission, including the annual report on form 10-K filed on March 16th, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                           Michael, would you like to begin?

M. Barrist                 Yes, thank you. I want to thank everyone for
                           joining NCO Group's fourth quarter 2001 conference call. Today's call will be broken into several sections. I'm going to provide an overview of the quarter as well as our outlook for the first half of 2002. Steven Winokur, our Chief Financial Officer, will provide a detailed financial recap of the quarter then we're going to open up for questions and answers.

                           During the fourth quarter, the company's revenue and profitability continue to come under pressure as a result of slower consumer payment patterns and the residual effects of the September 11th attacks. In the fourth quarter the company had consolidated revenue of approximately $173 million, consolidate net income of $8.2 million and earnings per share of 31 cents.

                           We view the fourth quarter results as very positive and based on these results, we are proceeding into the year 2002 with what I will call cautious optimism. While we will spend considerable time later in this call discussing the future, I think it is important for management to share with you some detail regarding how the quarter unfolded and why we see these results as a positive indicator of where we are going.

                           Without reliving every detail of the last several quarters, I'd like to take a quick review of the challenges we've experienced. In short, as the economy slowed, consumers slowed in their payment patterns. While the slowing of the economy has produced incremental business opportunities for NCO, this incremental business has not been enough to outweigh the negative effect that slowing consumer payments have had on our contingent revenue. As we navigated through this change we focused on operational efficiencies in order to improve our margins; however, we were very cautious not to cut expenses to the point where it would adversely affect our client performance. This was of the utmost importance in that clients award incremental business based on near term performance. We truly believe we made the right choice in our strategy as we have been the beneficiaries of numerous new opportunities as a result of this decision.



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NCO GROUP, INC.                                                          Page 2
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                           As we moved through the early part of 2001, we began
                           to improve margins, produce revenue growth and regain our ability to actively model the future. Unfortunately the events of September 11th sent consumer payment patterns into a further retrenchment and caused us to stop, regroup and begin this transition process all over again. As we enter the fourth quarter, we had just experienced the worst revenue shortfall in our history. Our September results were nearly 10% below expectation. Interestingly enough we did show a profit in the month of September, demonstrating the flexibility of our cost structure. The month of October was even more unusual in that it was a very strong month with us meeting our revenue objective.

                           As we cautioned on the third quarter conference call, we felt the October results were an anomaly in that there was residual September revenue that was masking the true October results. Supporting this was the fact that we saw a substantial revenue pull-back in November and December.

                           While the fourth quarter results seems neutral on the surface, we view the quarter as a positive for several key reasons. First, the fourth quarter shows us that we once again have the ability to forecast our results into the future with reasonable accuracy. Second, we've experienced many positive trends in our expense structure based on the operational changes we made during 2001. These changes will help us throughout 2002 although, as we will discuss later in the call, there are some cost increases that we have had to bill into our 2002 outlook. And finally, our strategy of not compromising client performance and service has paid off on numerous fronts with substantial increases of business from existing customers as well as new client engagements.

                           I'd now like to take a few moments and recount the quarter from a business perspective, starting with the current economic outlook. As of this date, we have seen little to no improvement in consumer payment patterns outside of the normal seasonality that improves payment patterns during the first and second quarter. We carefully monitor key economic indicators and have read commentary on the improving economy that should positively impact us by mid-year. We are not saying that it will not occur, we are merely stating we have not felt it yet and have built our 2002 plan based on the assumption that the economy stays neutral to our business.




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                           Given the current economic environment and the impact
                           it has had on NCO as well as its clients, we are extremely busy right now with incremental business from existing clients and new growth opportunities. This business will be felt in the first two quarters of this year both through incremental revenue and of course some start up costs. The current economy has also affected our subsidiary, NCO Portfolio Management. They have also felt the adverse effects of the downturn in consumer payment patterns over the last several quarters as well as the extreme effects of September 11th. NCPM has successfully navigated its way through this transition by maintaining strict adherence to its business rules. Models have been adjusted downward to reflect current payment patterns and the underwriting of new portfolio purchases has come under even greater scrutiny than before. Given the nature of the portfolio business, we are extremely pleased with the performance of NCPM over the last few quarters and are confident that the operational changes we have used to navigate properly through this economic time will best position us for continued growth in the future.

                           During the quarter and the first month and a half of 2002, we continue to focus on operating efficiencies. We continue to deploy foreign labor in both Canada and India and are focused on the final system conversion of our commercial division which will be implemented in April following the move of our corporate headquarters and data center. Additionally in anticipation of the final conversion, we began in early 2002 the rehosting of our remaining UNIX platform to HP 9000 architecture and we have, for the most part, shut down the Ramsey, New Jersey data center. Our new corporate headquarters is in the final stages of construction. It includes a banking class data center, lockbox operation as well as appropriate facilities for our accounting systems and administrative functions. We are currently anticipating moving by the end of March subject to final completion of the center and our transition plan.

                           As discussed in prior calls the litigation over our current headquarters is ongoing and we continue to work with our insurance carrier on final resolution of the flood claim from last June.

                           During January we had an opportunity to retire a 375,000 share warrant that was issued in conjunction with our acquisition of the collection division of CRW Financial, Inc., in January 1997. After extensive negotiation, we were able to do a net share settlement for the warrant for approximately 55,000 shares. Given the fact that this warrant has been out of the money in the last two quarters, we avoided an approximate 1.25% dilution from occurring.

                           During the quarter our revenue attainment, which is the amount of revenue we derived from a given amount of business, remained below our targeted levels primarily as a result of the difficult collection environment and seasonality.




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                           Efficiency of labor which is how much labor we
                           utilized to drive revenue, including the amount of new client labor drag, has been constant in the third quarter and increased for October. However, we did begin to see a decline in November which continued through December. This decline was primarily related to the effects of the seasonality during the fourth quarter.

                           Revenue per calculated time equivalent, or CTE, shows the correlation of the amount of staff required to run our business over time and revenue. Over the past several quarters we have seen deterioration in revenue per CTE. At the end of the third quarter and continuing into October, we began to see an improvement as the improved labor control measures we put into place took effect. However, we saw deterioration in November and December due to lower-than-expected revenue and the effects of seasonality and a difficult collection environment. Revenue per CTE was approximately $5,860, $5,600 and $5,390 for the months of October, November, and December, respectively. Our preliminary numbers for January show revenue per employee in excess of $5,600. This is a good indication that the decline in the fourth quarter was primarily related to seasonality.

                           Labor costs show the cost of an average employee within a company over time. We tracked this statistic and feel it is showing positive trends as we eliminate higher priced personnel and replaced them with lower priced personnel. Additionally, ongoing integration as well as further deployment of incremental personnel in Canada and India will help us to continue to reduce this average. The positive trend and statistics during the last two quarters continued at the beginning of this quarter; however we saw an uptick at the end of November and December. This uptick was attributable to a planned increase in overtime to counteract the effects of seasonality.

                           Before I move on to the future outlook, I'd like to take a moment to discuss our balance sheet. Over the last several quarters we have been very focused on improving our balance sheet through better collection of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. There's been a great deal of press around the Enron case, off balance sheet accounting and undisclosed liabilities. NCO Group has no undisclosed liabilities. There are two small unconsolidated subsidiaries in NCO Portfolio. One is a legacy securitization and one is a small joint venture for account purchases. These entities have absolutely no debt or liabilities under recourse to the parent and our results if these subsidiaries were consolidated, would not change for the joint venture and would be slightly better with regard to the legacy securitization. Both of these entities are fully described in the notes to our financial statements.




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                           As I stated earlier, we are moving into 2002
                           cautiously optimistic. We have successfully navigated our way through a very difficult economic transition and have maintained our position as a dominant force in our industry. Additionally, the decisions we made throughout the last six quarters have positioned us to continue to grow into the future. We believe 2002 will unfold with strong growth in the first two quarters driven by new business and seasonality. As we enter the third and fourth quarter we have modeled a slowdown consistent with the last two years. We have certainly taken the events of September 11 into consideration in our model; however, when you look at September and October together, the fourth quarter of 2001 looks very much like the fourth quarter of 2000 with a downturn in the latter two quarters.

                           In developing our 2002 operating plan, we modeled our cost structure to include the improvements we have realized to date, as well as known changes to our expense structure such as the large increased cost of employee benefits that many companies were experiencing. After taking into consideration the effects of the elimination of the amortization of goodwill, we are currently anticipating first quarter consolidated earnings in the range of 40 to 42 cents and second quarter earnings in the range of 47 to 50 cents. We will not be providing guidance for the third or fourth quarter at this time.

                           I will now turn the call over to Steve Winokur for our financial recap.

S. Winokur                 Thanks,  Michael.  Revenue for the fourth quarter of
                           2001 was $172.9 million. This represents a 12.3% increase over the fourth quarter of last year.

                           Breaking down the revenue components, U.S. Operations produced $155.5 million this quarter compared to $142.7 million last quarter. This represents an increase of 8.9%.

                           NCO Portfolio Management produced $16.2 million of revenue this quarter, compared to $5.4 million for the same quarter last year. This represents a 198% increase over last year. Obviously this also reflects the continued internal expansion of the division, as well as the revenue attributable to the acquisition of Credit Trust in February of 2001.

                           International Operations represented $10 million compared to $8.3 million last year. This represents a 21.1% increase.

                           Included in the International Operations revenue for the fourth quarter of 2001 was $1.7 million from work performed for U.S. Operations.

                           U.S. Operations included revenue of $7.1 million from Portfolio Management this year and $2.4 million from Portfolio Management last year.




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                           Moving on to expenses. Compared to the fourth quarter
                           of last year, payroll and related expenses as a percentage of revenue remained constant at 48%. It's important to note that we are still dealing with a higher-than-normal direct payroll expense. As collections get harder, we are forced to spend more in labor and subcontract labor to earn a given amount of revenue. We've been able to successfully leverage a reduced indirect payroll to help cover some of the increases in direct payroll. This quarter, some of the increases in payroll were also offset by lower-than-normal bonuses and some reductions in indirect payroll expenses. Additionally, reductions in vacation wages in the fourth quarter helped keep wages in line.

                           Looking forward, with little expected improvement in the economy, we expect to continue to experience high payroll costs. Increases in health insurance and workers' compensation insurance will also contribute to higher costs in the payroll and related expense category. That being said, on the payroll front we remain vigilant at keeping these costs under control.

                           Selling, general and administrative expenses increased as a percentage of revenue from 30.8% to 34.4%. This is up also from 33.1% on a proforma basis last quarter. We've been very successful in renegotiating certain vendor contracts for purchase data used in our collection efforts as well as changing workflows to reduce collection expenses further. To date, however, as Michael was stating, we have not been able to totally offset the fact that a difficult collection environment leads to higher expenses such as skip tracing, postage, data processing and forwarding fees. Once again, on the surface, this is easy to understand such as collections get harder, you expect to spend more to obtain the same revenue levels for a client.

                           Following established work standards and trying to maintain our competitive rankings with our client in a tough collection environment can result in lower levels of profitability. Of course it also results in very strong client relationships and increased business from our existing client base. This is an investment we've been willing to make and we will continue to make as necessary. Keep in mind though, as Michael said, we've begun to see returns on that investment this quarter.

                           It's important to note that the same challenging collection environment that causes certain collection expenses to rise can also create a situation with our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly we need to take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.




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                           SG&A expenses this quarter included $953,000 of those
                           impairments, $865,000 of which occurred in NCO Portfolio Management, and the remainder occurred in our international division. Interestingly the majority of the impairments were on files that had previously been impaired. These files were already being accounted for on a cost recovery basis and while they do not produce any revenue until the cost basis is recovered, a further degradation in the expected future cash flows does result in an impairment expense in the current quarter.

                           During the fourth quarter of 2001, we collected $25.8 million from NCO Portfolio's purchased portfolios of which only 63% was recognized as revenue. The remaining 37% went to amortize the carrying value of the acquired portfolios.

                           Overall our EBITDA margin for the quarter declined to 17.7% as compared to 21.2% for the same quarter last year and compared to 17.9% on a proforma basis for last quarter.

                           Net income for the fourth quarter of 2001 was $8.2 million, or 31 cents per share on a diluted basis, as compared to net income for the fourth quarter of 2000 of $11.6 million, or 45 cents per share.

                           Lastly, some notes on financial condition. At September 31, 2001, the company had $32.2 million of cash and equivalents.

                           During the quarter, approximately $11 million was spent on the acquisition of new portfolios, of which $2 million was spent in the International division and the remainder in the NCO Portfolio Management company.

                           Capital expenditures in the fourth quarter were $7 million, or 4% of revenue. And looking forward, we expect our cap ex to continue to run between 4% and 5% of revenue.

                           During this quarter, as Michael was stating, we continued our push to reduce our outstanding receivables. On an overall basis, our accounts receivable balance went down from $104 million last quarter to $99 million this quarter. The days outstanding decreased to 49 days from 51 days last quarter.

                           Cash flows from operations for the quarter were in excess of $24 million.

                           Looking at our financing, during the fourth quarter NCO Group made repayments of $5 million and NCO Portfolio had no additional borrowings against its $50 million sub-facility with NCO Group. At the quarter end, NCO Portfolio had $2.9 million still available on that facility. Also, NCO Portfolio repaid $5.1 million of its securitized debt this quarter.





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                           At September 30th we had $207 million outstanding on
                           our credit facility with $61 million still available. We had approximately $45 million of securitized debt outstanding that was assumed as part of the Credit Trust merger.

                           Before turning things back to Michael, I'd like to take a moment to discuss FASB 142 relating to amortization of goodwill. Removing most of the goodwill amortization from the income statement results in approximately 10 cents per quarter of additional earnings per share unless there's a goodwill impairment. This holds true looking back on 2001 as well as looking forward to 2002. We will provide ongoing proforma 2001 results for comparative purposes as part of the 2002 earnings releases.

                           Now I'll turn things back to Michael.

M. Barrist                 Thank you, Steve.  Operator, can we open the call for
                           questions, please?

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging the selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

                           Our first question comes from David Scharf. Please state your company affiliation followed by your question.

D. Scharf                  Good morning. It's David Scharf with Jolson Merchant
                           Partners. Michael, can you talk a little bit more just about some of the placement trends you're seeing, the three months and the quarter as well as through January as far as any tangible evidence of material uptick in charge offs? And also, as far as first half guidance, clearly you're not assuming any big uptick in liquidation rates, but maybe if you can talk a little bit about the underlying assumptions regarding the growth in placements.

M. Barrist                 During the fourth quarter once people got through the
                           shock of September 11th, we had a lot of conversations with clients about increased resources.
                           We saw upticks in our outsourcing business, our early stage delinquency management business through
                           November and December and well into this year. Some of the clients that wanted additional resources, it took until January to get them up and running and we have others that are going to be coming online in February and March because the clients are pretty intuitive about understanding delinquency trend and what's going to happen.





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                           As far as contingency placement upticks, we did
                           obtain more contingency placement upticks in November/December with the lion's share of them coming in in January. So right now we have substantially more contingency business than we had in the fourth quarter in the first quarter which sure, it's good for business, we want the business, but as you know, there's a lag of revenue catching up to expenses on it and that's one of the reasons why revenue will take a nice jump in the first quarter but the amount of increased ultimate profits will not be in proportion to the uptick in revenue.

D. Scharf                  Gotcha, and are you seeing any material differences
                           when you look at the sectors by type of paper on the contingency side whether it's cards, student loan, healthcare, so forth? Are you pretty much saying kind of level liquidation rates from prior quarters?

M. Barrist                 You know they all track with the economy pretty
                           closely. Outsourcing doesn't necessarily track with the economy because typically we're not paid on a contingent basis, although a lot of times we are paid on a per cure basis or some type of a contingent type arrangement. The commercial business, the small balance commercial businesses as well as the large balance commercial business, saw a big slowdown in the fourth quarter and that had stayed pretty firm when the consumer paying patterns slowed. After
                           September 11th I think some of these small businesses were scared and just trying to plan out their cash flow and their businesses were off. That is why we did see a slowdown there, although they seemed to have recovered nicely.

                           Right now it's pretty much all tracking together. The consumer spending pattern involves a lot of psychology so small business tends to kind of follow with what general consumers do. If people are feeling comfortable with the economy and comfortable with their future, they'll let go of money and that's really what drives most of our business. So right now everything's pretty much tracking together.

D. Scharf                  And just a couple financial follow-up questions.
                           Regarding the increase in benefit costs this year, can you give us a flavor of magnitude in terms of payroll related expenses how much of an impact that's going to have relative to last year?

M. Barrist                 It's about a million dollars a quarter of increase,
                           it's almost two pennies. It's a huge ... and that's a good deal we got. We left the negotiation upset about the number, but the numbers we've heard from other people we actually did pretty good.

D. Scharf                  Right. And on the payroll side staying there, as far
                           as Canada and India and the deployment of labor there, are we going to see any material uptick in the number of bodies or seats over there? Is that going to be a big factor this year?




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M. Barrist                 You are going to see an uptick in the number of
                           seats. We are primarily putting incremental business in those places for a couple of reasons. One is a plan to roll existing U.S. labor to foreign markets would be devastating for our company. We'd lose people and the clients wouldn't like that. It's just a bad move for us, so we're putting incremental business in foreign markets and you will see an uptick. I'm not prepared right now to tell you the numbers but Canada is growing very aggressively and if things go well a year from now we will have a very substantial number of people in India. That process has been a very large success for us.

D. Scharf                  And also, after the goodwill adjustments, what kind
                           of effective tax rate are we looking at going forward?

S. Winokur                 It's going to be in the range of 38 to 39%.

D. Scharf                  Okay and lastly, Michael, more kind of qualitative as
                           you look at the market and competition, based on the surge in placements you're seeing certainly through January, do you have a sense you're gaining market share?

M. Barrist                 I don't know that yet. I mean we like to think that
                           the choices we made in focusing on quality and being in first or second place at every client helps us get a disproportionate amount of incremental business.
                           But there's no way to know that until the quarter unfolds and we see the competitive statistics. And my guess is obviously the clients are upticking everyone's business because they have lots of volume and they like to hedge the risk, but our hope is that we're getting more than the competition. We'll know that by the end of the first quarter.

D. Scharf                  Okay, great. Thank you.

M. Barrist                 Sure.

Operator Thank you, sir. Our next question comes from Jeff Kessler. Please state your company affiliation followed by your question.

J. Kessler                 Thank you. Lehman Brothers. Has the age of the paper
                           that you've been dealing with changed at all based on the weaker economy post-September 11th and now with this slight strengthening you're seeing? Are the days outstanding on the paper you're dealing with changing at all?

M. Barrist                 It really doesn't. Most of our increased placements,
                           a lot of them are in the banking sector and their charge off for the bad debt business is mandated, so you're not going to see a change in the age. We have seen an uptick in the outsourcing or the front end business because clients are watching their trends and they're trying to honestly counteract the effects of the economy. So at a macro level with the outsourcing business growing in advance of the bad debt business which is always what happens, if you looked at it all together, my guess is the days came a little closer but within each of the two businesses it'd be consistent.





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J. Kessler                 Okay, the second question is you've been running lean
                           and mean already and you've talked about labor arbitrage in Canada and India, but is there anything else you can do going forward on your cost side to get yourself a little bit more efficient given the obvious limitations of getting too efficient and going into muscle?

M. Barrist                 One thing you want to look at is over the past year
                           we have gotten more efficient in how we run the business and how we staff the business. Unfortunately the incremental labor needed to run in place outweigh the efficiencies we've gained. So there is still some meat on the bones to run this place faster, better and cheaper from a labor perspective. The primary thing though we're going to do there is we're going to grow in Canada and India to add bodies there. We continue to automate some of the back office functions like correspondence and we've automated our cash application process so there's lots of initiatives going on that will add some benefit there and then also incremental revenue we will not add incremental back office and executive and management staff in conjunction with that or really IT and accounting, some accounting but not a lot of IT because a lot of our IT folks have been focused on conversions which are for the most part done.

                           As far as SG&A, there are things we are looking at doing. We've locked in some of our purchase data expenses where we pay an amount every month and we have unlimited usage of the databases. We feel that given the fact that increased use of databases drives revenue, that locking those numbers in will drive incremental revenue with non-incremental costs. We've re-bid everything up and down the balance sheet, we beat up everybody we do business with and some of those negotiations are done, some of them call for targeted price reductions over the next year and some of them are ongoing. So you will see some leverage.

                           Now there's only so much improvement in EPS and profitability we can gain from running the shop more efficiently and whatever that number is, and I'm not prepared to tell you a number, there is some more room in our EBITDA for improvement based on running leaner and meaner and then from that point once we get ourselves into a respectable growth curve, the incremental costs associated with the revenue should drive EBITDA back up and obviously if the economy improves, our lost revenue for the same work we're doing comes back, that's the number one thing that'll drive margin up.

J. Kessler                 Okay, final question. Given the fact that you've
                           given guidance for the first half of the year, you've talked about cap ex being about 4% of revenue for the whole year. Will that hold true for the first half of the year? And the second thing is D&A for the first half of the year.



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S. Winokur                 The cap ex would probably be toward the higher end of
                           the range during the first half and the lower end toward the second half. Depreciation and amortization, depreciation should continue basically the same pattern it's been and just with the incremental changes.

J. Kessler                 Okay, great. Thank you very much.

Operator Thank you, sir. Our next question comes from Bill Warmington. Please state your affiliation name followed by your question.

B. Warmington              Good morning, everyone. Bill Warmington, SunTrust
                           Robinson Humphrey. A question for you on modeling the revenue in the first half of the year. I know that you've given some very helpful EPS level guidance and in terms of helping us to model what your revenue expectations are behind those numbers.

S. Winokur                 We really haven't given guidance on the revenue and
                           we've discuss that in the past. But, Bill, what we've done is basically followed a seasonal pattern that was established in the last two years and if you do the same thing off of last quarter's revenue, you'll wind up with revenue numbers for the first and the second quarter also.

M. Barrist                 So in other words, we're expecting the same seasonal
                           uptick in the first and second quarter that we saw last year as well as incremental revenue that we saw in the first and second quarter of last year. So as a rule of thumb, you could use that for right now.

B. Warmington              Okay, that's helpful. And then also I wanted just to
                           ask in terms of if you're seeing trends in the fourth quarter and then also in January in terms of average payment size and number of calls necessary to make, to drive a payment and some of the methods that you've mentioned from time-to-time.

M. Barrist                 I'm not prepared to give you anything more than I've
                           given right now because January has some unusual things going on. We have some very large contracts for high volume, low balance so we're culling that out of the average payment statistics. It looks like on the surface our first pass is that average payment has improved which is a good sign but it always improves with seasonality. As far as number of calls and penetration to drive revenue, I don't have that yet and we'll not see that until a little later in the month of February. My guess is, Bill, that it's better but it's always better in the first quarter.
                           What we have to pull out of it and what we've been focused on, is it above and beyond or below the normal seasonal trend you see just because people are more free to pay in the first two quarters and they have tax money.



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

B. Warmington              On India, it sounds like you've got an opportunity to
                           move some business there and lower your cost structure. What's the type of business that you want to do out of India? Is it the upfront, first party outsourcing, can you do some third party work out of India? What's the potential?

M. Barrist                 You have to kind of look at foreign labor in a couple
                           of different segments. Foreign labor both in Canada and India, a lot of what's being deployed there is early stage delinquency management and they are newer engagements where certainly we're taking advantage of the labor arbitrage but we're sharing a chunk of that money with the client to create competitive advantage. We see it as a huge issue. We're up and running, our performance there is very, very good.
                           Quality's good, numbers are good and if a client can buy something from us 30% less than they can buy it from the competition or 40% less, we can still make incrementally more money. It's a good deal for both of us.

                           The second wave of business that has already taken place in Canada is can we work contingency collection work in a foreign labor market. It's relatively straightforward in Canada because they're in the collection agency business and we have several hundred desks up there already working U.S. contingency work. That profitability goes to us, so obviously we're very keen on that, we're growing that. We have looked at doing some of that work in India and are holding off on that process in the near term because in the Indian market we've had to train them on the collection process. They don't know from credit cards and credit and collections. We're going to proceed very slowly down that path in India. We're looking at Australia as another possible place to do bank card and another type bad debt work, a market very similar to Canada, good labor arbitrage and good solid people. Their collection agency business looks very much like our collection agency business.

                           The other thing we're doing is we're about to award a contract to automate our entire administrative and correspondence piece of the business to an imaging platform. We use a lot of imaging after the fact, but much like an insurance company, we are going to be imaging data entry and all of our correspondence, bankruptcies, basically everything paper we touch on the front end for a process improvement here in the U.S. Our ultimate long term goal is to be able to work some of that stuff in India and that's the type of stuff that the Indian market has been extremely strong at, doing those basically repetitive clerical and administrative processes. We could hire college graduates over there to do the work at half the price of here. So that's going to be the third wave. You will eventually, in my opinion, see contingency collection work in India but it's going to be slow proceedings.

B. Warmington              Steven, I wanted to just doublecheck the size of the
                           line of credit currently for the combined NCO, NCPM line?



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S. Winokur                 $207 million outstanding and $61 million available.
                           So $268.

B. Warmington              So $268 is the total available and I'm sorry, what
                           was the outstanding?

S. Winokur                 $207.

B. Warmington              That's great. Thank you very much.

Operator Thank you, sir. Our next question comes from Brandt Sakakeeny. lease state your company affiliation followed by your question.

B. Sakakeeny               Hi, Michael and Steven. Sorry for the background
                           noise. Two quick questions. Michael, could you just talk about the first quarter guidance vis-a-vis how you expect February and March to behave? I think last year January was up nicely and then you saw some degradation through February and March. How are they acting today and have you factored that into your guidance? Thanks.

M. Barrist                 I think you're thinking about the second quarter. The
                           first quarter last year behaved as expected and January was very strong for us, February so far is right on track. We're watching everything, I don't want to say minute by minute, but day by day and so far so good, so we are not seeing any trends adverse to the model we've built.

B. Sakakeeny               Okay, great. The second question is, Steven, I think
                           you had the expiration of some of the interest rate collars now. Are you fully floating and what rates should we presume on the full balance?

S. Winokur                 As of right now we are fully floating and as of
                           within a couple of days we will be locked in. We're working on that right now.

B. Sakakeeny               Perfect. Thanks so much.

Operator Thank you, sir. Our next question comes from Gary Prestopino. Please state your company affiliation followed by your question.

G. Prestopino              Barrington Research. Steve, did you give the cap ex
                           for the full year?

S. Winokur                 No, I didn't. I said that it was 4 to 5% of revenue.

G. Prestopino              And what were your ending receivables? Did you give
                           that?

S. Winokur                 $99 million.

G. Prestopino              And then do you have a figure for what your goodwill
                           amortization was for Q4 and for '01?

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S. Winokur                 I don't have the exact number at my  fingertips.  I
                           can tell you it was approximately 10 cents a quarter.

G. Prestopino              Net of taxes,  right?  I then I heard you right where
                           you said it was 10 cents a quarter from the FAS 142 for this year, right?

S. Winokur                 Yes.

G. Prestopino              Thank you.

S. Winokur                 Remember also the tax rate changed considerably
                           because of that.

G. Prestopino              Thanks.

Operator Thank you, sir. Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

                           Gentlemen, at this time there are no further questions. Please continue with any closing statements.

M. Barrist                 Great. I'd like to thank everyone once again for
                           joining the NCO Group fourth quarter conference call.
                           Investors with questions can contact Steve Winokur or myself and we'll be happy to assist you within the bounds of regulation FD. Thank you, everyone, for dialing in.

Operator Thank you, sir. Ladies and gentlemen, this concludes the NCO Group's fourth quarter conference call. If you would like to listen to a replay of today's presentation, please dial 1-800-405-2236. You may also dial 303-590-3000. You will need to enter access code 443469. Once again, if you would like to listen to a replay of today's presentation, please dial 1-800-405-2236. You may also dial 303-590-3000. You will need to enter access code 443469.

                           Once again we'd thank you for your participation on today's teleconference presentation. At this time you may now disconnect. Thank you.





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NCO GROUP, INC.                                                          Page 16